Kohl's Provides Fourth Quarter 2020 Business Update

●	Fourth quarter earnings projected to exceed company expectations, with significant improvement from the third quarter
●	Fourth quarter comparable sales decrease of 11%, marking the third consecutive quarter of sequential improvement
●	Fourth quarter diluted earnings per share expected to be in the range of $1.00 to $1.05, before considering any impact from tax planning strategies

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—February 4, 2021-- Kohl’s Corporation (NYSE:KSS) today provided a business update for the fourth quarter ended January 30, 2021.

"We are very pleased with the continued progress we are making against the strategic framework we outlined in October 2020. Our fourth quarter performance exceeded our expectations across all key metrics with sales strengthening as we moved through the period. Digital sales growth remained strong, up more than 20%, and accounted for more than 40% of net sales, with our stores playing a critical role in supporting the heightened demand. Our focus on gross margin showed further traction and we managed expenses tightly, which together strengthened our financial position. I want to thank all of our associates for their exceptional service during the highly unique holiday period,” said Michelle Gass, Kohl’s chief executive officer.

“As we carry this momentum into 2021, we are confident that our key strategic initiatives will accelerate our top line growth and expand our operating margin. Our partnership with Sephora will launch this Fall in 200 stores and online, commencing a multi-year buildout that will drive significant growth for Kohl’s,” said Gass. “We look forward to sharing more on this and our other initiatives, as well as providing more detail on our path to 7% to 8% operating margin, on our upcoming earnings call in March.”

Preliminary Fourth Quarter 2020 Results

Fourth quarter 2020 total revenue declined approximately 10%, including a comparable sales decrease of 11%. Based on this, the Company expects fourth quarter 2020 diluted earnings per share to be in the range of $1.00 to $1.05, before considering any impact from tax planning strategies. These preliminary results reflect a better than expected gross margin rate and strong SG&A expense management. Gross margin continued to benefit from disciplined inventory management and further optimization in promotional strategies. SG&A expense decline was driven primarily by reductions in store, marketing, and technology expenses.

Fourth Quarter 2020 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on March 2, 2021. A webcast of the conference call and the related presentation materials will be available via the Company's web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding revenue growth and operating margin expansion. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company's Annual Report on Form 10-K, and in Item 1A of Part II in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 2020, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

Preliminary Financial Results

The financial results presented above are preliminary, based upon the Company’s estimates and are subject to revision based upon its financial closing procedures and the completion of its financial statements.  The preliminary financial results set forth above have been prepared by, and are the responsibility of, the

Company’s management. The Company believes that the preliminary financial data have been prepared on a reasonable basis, reflecting its best estimates and judgments. However, the Company’s auditors have not audited, reviewed or performed any procedures with respect to these results. The Company’s actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, final adjustments and other developments arising between now and the time that its financial results for this period are finalized.  As a result, investors should exercise caution relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary financial results are not meant to be a comprehensive statement of the Company’s financial results for the fourth quarter of fiscal 2020 and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. The Company anticipates filing a more detailed press release regarding its fourth quarter and fiscal year 2020 financial results on a Current Report on Form 8-K on March 2, 2021 and filing its Annual Report on Form 10-K for the fiscal year ended January 30, 2021 shortly thereafter.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

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Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com